Exhibit 99.1

Revlon Reports Third Quarter 2012 Results

NEW YORK--(BUSINESS WIRE)--October 25, 2012--Revlon, Inc. (NYSE: REV) today announced results for the third quarter ended September 30, 2012.

Third quarter 2012 results compared to third quarter 2011:

  Net sales of $347.0 million compared to $337.2 million, an increase of 2.9%. Excluding unfavorable foreign currency fluctuations of $6.4 million, third quarter 2012 net sales increased 4.8%.
  Operating income of $19.1 million, which included $24.1 million of restructuring and related charges associated with the actions announced on September 5, 2012, and a charge of $2.2 million related to estimated costs of settling previously disclosed litigation related to the Company’s 2009 exchange offer, compared to $44.8 million.
  Net loss of $15.0 million, or $0.29 per diluted share, which included $24.1 million ($23.1 million after tax) of restructuring and related charges and a charge of $2.2 million, before and after tax, related to the litigation noted above, compared to net income of $0.1 million, or nil per diluted share. Net loss in the third quarter of 2012 included $11.5 million of income tax expense, compared to $22.1 million in the third quarter of 2011.
  Adjusted EBITDAa of $36.2 million, which included $24.1 million of restructuring and related charges and a $2.2 million charge related to the litigation noted above, compared to $60.3 million.
  Net cash provided by operating activities of $39.6 million compared to $16.9 million; free cash flowb of $34.2 million compared to $13.3 million.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, Alan T. Ennis, said, “In the third quarter, we continued to execute our strategy of profitably growing our business as we grew net sales by 4.8%, maintained competitive operating income margins, and improved free cash flow. We continue to bring highly innovative, consumer-preferred new products to the marketplace. In the quarter, we also announced actions to drive operating efficiencies, which, once fully implemented, are expected to generate annualized cost reductions of approximately $10 million. These actions are further enabling us to invest in the execution of our strategy while maintaining highly competitive margins.”

Third Quarter 2012 Results

Note: The results of operations related to Pure Ice are included in the Company's consolidated financial statements commencing on the date of acquisition, July 2, 2012.

Net sales in the third quarter of 2012 were $347.0 million, an increase of $9.8 million, or 2.9%, compared to $337.2 million in the same period last year. Excluding unfavorable foreign currency fluctuations of $6.4 million, net sales increased by $16.2 million, or 4.8%. The increase was primarily driven by higher net sales of Revlon color cosmetics, as well as the inclusion of the net sales of Pure Ice.

In the United States, net sales in the third quarter of 2012 were $192.0 million, an increase of $7.3 million, or 4.0%, compared to $184.7 million in the same period last year. The increase was primarily driven by higher net sales of Revlon color cosmetics and the inclusion of the net sales of Pure Ice. These increases were partially offset by lower net sales of Almay color cosmetics, Revlon ColorSilk and Mitchum anti-perspirant deodorant.

In Asia Pacific, net sales in the third quarter of 2012 were $60.9 million, an increase of $2.9 million, or 5.0%, compared to $58.0 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $3.2 million, or 5.5%, primarily due to higher net sales of Revlon color cosmetics in Japan and certain distributor territories, partially offset by lower net sales of Revlon color cosmetics in China.

In Europe, Middle East and Africa, net sales in the third quarter of 2012 were $43.8 million, a decrease of $7.3 million, or 14.3%, compared to $51.1 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales decreased $2.8 million, or 5.5%, primarily due to a higher returns accrual of $1.6 million associated with the previously announced restructuring and related activities in France and Italy, as well as lower net sales of fragrances in the U.K. and certain distributor territories and lower net sales of Revlon color cosmetics in Italy. These unfavorable impacts were partially offset by higher net sales of Revlon color cosmetics in South Africa.

In Latin America, net sales in the third quarter of 2012 were $30.6 million, an increase of $5.0 million, or 19.5%, compared to $25.6 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales in Latin America increased $6.3 million, or 24.6%, primarily due to higher net sales in Venezuela. Venezuela’s increase in net sales was primarily due to the absence of sales for a portion of the third quarter of 2011 as a result of the June 5, 2011 fire that destroyed the Company’s facility there. Net sales in Venezuela and Argentina also benefited from higher selling prices reflecting market conditions and inflation, which accounted for approximately one-quarter of the $6.3 million net sales increase in the region.

In Canada, net sales in the third quarter of 2012 were $19.7 million, an increase of $1.9 million, or 10.7%, compared to $17.8 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $2.2 million, or 12.4%, primarily due to higher net sales of Revlon color cosmetics.

Operating income in the third quarter of 2012 was $19.1 million, compared to $44.8 million in the same period last year, and Adjusted EBITDA in the third quarter of 2012 was $36.2 million, compared to $60.3 million in the same period last year. Operating income and Adjusted EBITDA in the third quarter of 2012 were negatively impacted by $24.1 million of restructuring and related charges associated with restructuring actions announced on September 5, 2012 and a charge of $2.2 million related to estimated costs of settling previously disclosed litigation related to the Company’s 2009 exchange offer.

Interest expense, including preferred stock dividends, decreased $0.5 million to $21.5 million in the third quarter of 2012 compared to the same period last year.

The provision for income taxes was $11.5 million compared to $22.1 million in the same period last year. The decrease in the provision for income taxes was primarily attributable to decreased pre-tax income and the absence of various discrete items that, in the aggregate, negatively affected the provision for income taxes in the third quarter of 2011 and did not recur in the third quarter of 2012. Cash paid for income taxes, net of refunds, in the third quarter of 2012 was $2.9 million, compared to $1.7 million in the same period last year.

Net loss in the third quarter of 2012 was $15.0 million, or $0.29 per diluted share, which included $24.1 million ($23.1 million after tax) of restructuring and related charges and a charge of $2.2 million, before and after tax, related to the previously disclosed litigation, compared to net income of $0.1 million, or nil per diluted share, in the same period last year.

Net cash provided by operating activities in the third quarter of 2012 was $39.6 million, compared to $16.9 million in the same period last year. Free cash flow in the third quarter of 2012 was $34.2 million, compared to free cash flow of $13.3 million in the same period last year. Cash flow in the third quarter of 2012 as compared to the same period last year was impacted by favorable changes in working capital and lower pension contributions. Net cash used in investing activities in the third quarter of 2012 was $71.6 million, primarily due to the Pure Ice acquisition, compared to $3.6 million in the same period last year.

Adjusted EBITDA and free cash flow are non-GAAP measures that are defined in the footnotes to this release and are reconciled to their most directly comparable GAAP measures, respectively, in the accompanying financial tables.

Restructuring Actions

On September 5, 2012, the Company announced actions to drive operating efficiencies. The primary components of the restructuring, which are in process, include: (1) exiting the Company’s owned manufacturing facility in France and its leased manufacturing facility in Maryland, moving manufacturing from those facilities to other Revlon facilities and third parties; (2) rightsizing its French and Italian organizations; and (3) realigning its operations in Latin America, including consolidating Latin America and Canada into a single region. These actions are expected to result in eliminating approximately 250 positions worldwide. Certain of the actions are subject to consultations with employees, works councils or unions, and government authorities.

Annualized cost reductions are expected to be approximately $10 million, $9 million of which is expected to benefit 2013. Restructuring and related charges are expected to be approximately $25 million, $24.1 million of which was recorded in the third quarter of 2012, including $21.0 million in restructuring charges, $1.6 million as a reduction to net sales, $1.1 million in cost of goods sold, and $0.4 million in selling, general and administrative expenses. Of the total expected charges of $25 million, $23 million will be cash that is expected to be paid over the next 18 months.

Nine Months Results

Net sales in the first nine months of 2012 were $1,034.8 million, an increase of $13.2 million, or 1.3%, compared to net sales of $1,021.6 million in the first nine months of 2011. Excluding unfavorable foreign currency fluctuations of $19.4 million, net sales increased $32.6 million, or 3.2%.

In the United States, net sales increased $14.8 million, or 2.6%, to $580.6 million in the first nine months of 2012, compared to net sales of $565.8 million in the first nine months of 2011.

In Asia Pacific, net sales in the first nine months of 2012 were $172.8 million, an increase of $3.2 million, or 1.9%, compared to $169.6 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales increased $2.7 million, or 1.6%.

In Europe, Middle East and Africa, net sales in the first nine months of 2012 were $134.0 million, a decrease of $18.8 million, or 12.3%, compared to $152.8 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales decreased $5.4 million, or 3.5%.

In Latin America, net sales in the first nine months of 2012 were $89.2 million, an increase of $10.3 million, or 13.1%, compared to $78.9 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $15.3 million, or 19.4%.

In Canada, net sales in the first nine months of 2012 were $58.2 million, an increase of $3.7 million, or 6.8%, compared to $54.5 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $5.2 million, or 9.5%.

Operating income was $106.2 million in the first nine months of 2012, compared to $137.3 million in the same period last year and Adjusted EBITDA was $154.9 million in the first nine months of 2012, compared to $184.3 million in the same period last year. Operating income and Adjusted EBITDA in the first nine months of 2012 included $24.1 million of restructuring and related charges and a net charge of $8.9 million with respect to estimated costs of settling previously disclosed litigation related to the Company’s 2009 exchange offer.

Interest expense, including preferred stock dividends, for the first nine months of 2012 decreased $5.2 million to $64.3 million compared to the same period last year.

The provision for income taxes for the first nine months of 2012 was $31.6 million compared to $32.4 million in the same period last year. Cash paid for income taxes, net of refunds, for the first nine months of 2012 was $13.8 million compared to $14.0 million in the same period last year.

Net income in the first nine months of 2012 was $4.6 million, or $0.09 per diluted share, compared to $17.0 million, or $0.32 per diluted share in the first nine months of 2011. Net income in the first nine months of 2012 included $24.1 million ($23.1 million after tax) of restructuring and related charges and a net charge of $8.9 million, before and after tax, related to the litigation noted above. Net income in the first nine months of 2011 included charges of $11.3 million ($6.9 million after tax) related to the 2011 refinancing of the Company’s bank credit facilities.

Net cash provided by operating activities in the first nine months of 2012 was $17.9 million, compared to $20.2 million in the same period last year, and free cash flow in the first nine months of 2012 was $3.7 million, compared to $10.8 million in the same period last year. Net cash used in investing activities in the first nine months of 2012 was $80.4 million, compared to $48.4 million in the same period last year. The first nine months of 2012 included the Pure Ice acquisition and the first nine months of 2011 included the SinfulColors acquisition.

Company Strategy

The Company continues to execute its business strategy: (i) build our strong brands; (ii) develop our organizational capability; (iii) drive our company to act globally; (iv) increase our operating profit and cash flow; and (v) improve our capital structure.

Third Quarter 2012 Results and Conference Call

The Company will host a conference call with members of the investment community on October 25, 2012 at 9:30 A.M. EDT to discuss Third Quarter 2012 results. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a global color cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant deodorants and beauty care products company whose vision is Glamour, Excitement and Innovation through high-quality products at affordable prices. Revlon® is one of the strongest consumer brand franchises in the world. Revlon’s global brand portfolio includes Revlon® color cosmetics, Almay® color cosmetics, SinfulColors® color cosmetics, Revlon ColorSilk® hair color, Revlon® beauty tools, Charlie® fragrances, Mitchum® anti-perspirant deodorants, and Ultima II® and Gatineau® skincare. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchum.com. Corporate and investor relations information can be accessed at www.revloninc.com.

Footnotes to Press Release

a Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, results of and gains/losses on discontinued operations and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i)	monitor and evaluate the performance of the Company's business operations;
(ii)	facilitate management's internal comparisons of the Company's historical operating performance of its business operations;
(iii)

facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv)

review and assess the operating performance of the Company's management team and, together with free cash flow and other operational objectives, as a measure in evaluating employee compensation and bonuses;

(v)	analyze and evaluate financial and strategic planning decisions regarding future operating investments; and
(vi)	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management, as described above, that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income / (loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

b Free cash flow is a non-GAAP measure that is reconciled to net cash provided by operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined as net cash provided by operating activities, less capital expenditures for property, plant and equipment, plus proceeds from the sale of certain assets. Free cash flow excludes proceeds on sale of discontinued operations. Management uses free cash flow (i) to evaluate its business and financial performance and overall liquidity; (ii) in strategic planning; and (iii) to review and assess the operating performance of the Company's management team and, together with Adjusted EBITDA and other operational objectives, as a measure in evaluating employee compensation and bonuses. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant. The Company does not intend for free cash flow to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define free cash flow or similarly titled measures differently.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's following beliefs, expectations and/or plans: (i) the Company’s expectations regarding the charges and payments related to the restructuring actions announced in September 2012 and the amount and timing of the annualized cost reductions, including that (a) the announced actions to drive operating efficiencies, once fully implemented, are to generate annualized cost reductions of approximately $10 million ($9 million of which is expected to benefit 2013) and are further enabling us to invest in the execution of our strategy while maintaining highly competitive margins, and (b) restructuring and related charges are expected to be approximately $25 million, $23 million of which will be cash that is expected to be paid over the next 18 months; and (ii) the Company’s plans to continue to execute its business strategy: (a) build our strong brands, (b) develop our organizational capability, (c) drive our company to act globally, (d) increase our operating profit and cash flow and (e) improve our capital structure. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2011 Annual Report on Form 10-K that we filed with the SEC in February 2012 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2012 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including: (i) higher than anticipated restructuring and related charges and/or payments and/or changes in the expected timing of such charges and/or payments and/or less than anticipated annualized cost reductions from these actions and/or changes in the timing of our realizing such reductions; and/or difficulties with, delays in or the inability of the Company to implement these actions and/or realize their anticipated benefits, such as difficulties or delays in or our inability to invest in the execution of our strategy which could adversely affect our ability to maintain highly competitive margins; and (ii) difficulties, delays, unanticipated costs or our inability to continue to execute our business strategy, such as (a) less than expected growth of our strong brands, such as due to difficulties, delays, unanticipated costs or our inability to launch innovative products, such as due to less than effective new product development; less than expected acceptance of our new products by consumers and/or retail customers; less than expected acceptance of our brand communication for such products by consumers and/or retail partners; less than expected levels of advertising and/or promotional activities for our new product launches; less than expected levels of execution with our retail partners; less than anticipated sales of our new products as a result of consumer response to worldwide economic or other conditions; greater than expected volatility in the retail sales environment; more than anticipated returns for such products; actions by our retail customers impacting our sales, including in response to any decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category in the mass retail channel; adverse changes in currency exchange rates and/or currency controls; decreased sales of the Company's products as a result of increased competitive activities by the Company’s competitors; changes in consumer purchasing habits, including with respect to shopping channels; retailer inventory management; greater than expected impact from changes in retailer pricing or promotional strategies; greater than anticipated retailer space reconfigurations or reductions in retailer display space; less than anticipated results from the Company's existing or new products or from its advertising, promotional and/or marketing plans; or if the Company’s expenses, including, without limitation, for advertising, promotions and/or marketing activities or for sales returns related to any reduction of retail space, product discontinuances or otherwise, exceed the anticipated level of expenses, (b) difficulties, delays or the inability to develop our organizational capability, (c) our inability to drive our company to act globally, such as due to higher than anticipated levels of investment required to support and build our brands globally and/or less than anticipated results from our regional and/or multi-national brands, (d) our inability to increase our operating profit and/or cash flow, such as due to less than anticipated sales growth or higher than anticipated operating expenses and/or (e) difficulties, delays, unanticipated costs or our inability to improve our capital structure. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on or made available through the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(dollars in millions, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Net sales	$347.0	$337.2	$1,034.8	$1,021.6
Cost of sales	127.0	123.1	367.1	358.3
Gross profit	220.0	214.1	667.7	663.3
Selling, general and administrative expenses	179.9	169.3	540.5	526.0
Restructuring charges	21.0	-	21.0	-

Operating income	19.1	44.8	106.2	137.3

Other expenses, net:
Interest expense	19.9	20.4	59.5	64.7
Interest expense - preferred stock dividends	1.6	1.6	4.8	4.8
Amortization of debt issuance costs	1.3	1.3	3.9	4.1
Loss on early extinguishment of debt, net	-	-	-	11.3
Foreign currency (gains) losses, net	(0.1)	(0.9)	2.0	2.4
Miscellaneous, net	(0.1)	0.2	0.2	1.2
Other expenses, net	22.6	22.6	70.4	88.5

(Loss) income from continuing operations before income taxes	(3.5)	22.2	35.8	48.8
Provision for income taxes	11.5	22.1	31.6	32.4
(Loss) income from continuing operations, net of taxes	(15.0)	0.1	4.2	16.4
Income from discontinued operations, net of taxes	-	-	0.4	0.6

Net (loss) income	$(15.0)	$0.1	$4.6	$17.0

Other comprehensive (loss) income:
Currency translation adjustment, net of tax	(1.9)	(8.9)	0.3	(8.7)
Amortization of pension related costs, net of tax	1.8	0.9	7.5	2.7
Other comprehensive (loss) income	(0.1)	(8.0)	7.8	(6.0)

Total comprehensive (loss) income	$(15.1)	$(7.9)	$12.4	$11.0

Basic (loss) income per common share:
Continuing operations	(0.29)	-	0.08	0.31
Discontinued operations	-	-	0.01	0.01
Net (loss) income	$(0.29)	$-	$0.09	$0.32

Diluted (loss) income per common share:
Continuing operations	(0.29)	-	0.08	0.31
Discontinued operations	-	-	0.01	0.01
Net (loss) income	$(0.29)	$-	$0.09	$0.32

Weighted average number of common shares outstanding:
Basic	52,356,641	52,182,848	52,345,895	52,170,839
Diluted	52,356,641	52,345,857	52,356,911	52,319,654

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	September 30,	December 31,
	2012	2011
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$45.2	$101.7
Trade receivables, net	195.7	212.0
Inventories	143.4	111.0
Deferred income taxes - current	49.8	49.8
Prepaid expenses and other	56.1	44.2
Total current assets	490.2	518.7
Property, plant and equipment, net	99.9	98.9
Deferred income taxes - noncurrent	211.4	232.1
Goodwill	217.7	194.7
Other assets	164.4	112.7
Total assets	$1,183.6	$1,157.1

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$8.3	$5.9
Current portion of long-term debt	8.0	8.0
Accounts payable	102.7	89.8
Accrued expenses and other	266.5	231.7
Total current liabilities	385.5	335.4
Long-term debt	1,160.8	1,107.0
Long-term debt - affiliates	-	58.4
Redeemable preferred stock	48.3	48.4
Long-term pension and other post-retirement plan liabilities	216.6	245.5
Other long-term liabilities	53.1	55.3
Commitments and contingencies
Total stockholders' deficiency	(680.7)	(692.9)
Total liabilities and stockholders' deficiency	$1,183.6	$1,157.1

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Nine Months Ended
	September 30,
	2012	2011
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4.6	$17.0
Adjustments to reconcile net income to net cash provided by
operating activities:
Income from discontinued operations, net of taxes	(0.4)	(0.6)
Depreciation and amortization	48.4	45.3
Amortization of debt discount	1.6	2.0
Stock compensation amortization	0.3	1.7
Provision for deferred income taxes	22.8	17.1
Loss on early extinguishment of debt, net	-	11.3
Amortization of debt issuance costs	3.9	4.1
Loss on sale of certain assets	0.2	-
Pension and other post-retirement expense	4.1	3.9
Change in assets and liabilities:
Decrease in trade receivables	16.5	8.1
Increase in inventories	(32.6)	(29.4)
Increase in prepaid expenses and other current assets	(13.2)	(4.0)
Increase in accounts payable	2.3	2.0
Increase in accrued expenses and other current liabilities	35.3	2.4
Pension and other post-retirement plan contributions	(26.8)	(28.7)
Purchases of permanent displays	(31.2)	(28.2)
Other, net	(17.9)	(3.8)
Net cash provided by operating activities	17.9	20.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(14.8)	(9.6)
Business acquisition	(66.2)	(39.0)
Proceeds from the sale of certain assets	0.6	0.2
Net cash used in investing activities	(80.4)	(48.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in short-term borrowings and overdraft	12.5	10.0
Repayments under the 2010 Term Loan Facility	-	(794.0)
Borrowings under the 2011 Term Loan Facility	-	796.0
Repayments under the 2011 Term Loan Facility	(6.0)	(2.0)
Payment of financing costs	(0.1)	(4.2)
Other financing activities	(0.7)	(1.2)
Net cash provided by financing activities	5.7	4.6
Effect of exchange rate changes on cash and cash equivalents	0.3	(3.2)
Net decrease in cash and cash equivalents	(56.5)	(26.8)
Cash and cash equivalents at beginning of period	101.7	76.7
Cash and cash equivalents at end of period	$45.2	$49.9

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$57.5	$66.4
Preferred stock dividends	$4.6	$4.6
Income taxes, net of refunds	$13.8	$14.0

Supplemental schedule of non-cash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	$1.2	$1.4

REVLON, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	September 30,
	2012	2011
	(Unaudited)
Reconciliation to net (loss) income:

Net (loss) income	$(15.0)	$0.1

Interest expense	21.5	22.0
Amortization of debt issuance costs	1.3	1.3
Foreign currency gains, net	(0.1)	(0.9)
Miscellaneous, net	(0.1)	0.2
Provision for income taxes	11.5	22.1
Depreciation and amortization	17.1	15.5

Adjusted EBITDA	$36.2	$60.3

	Nine Months Ended
	September 30,
	2012	2011
	(Unaudited)
Reconciliation to net income:

Net income	$4.6	$17.0
Income from discontinued operations, net of taxes	0.4	0.6
Income from continuing operations, net of taxes	4.2	16.4

Interest expense	64.3	69.5
Amortization of debt issuance costs	3.9	4.1
Loss on early extinguishment of debt, net	-	11.3
Foreign currency losses, net	2.0	2.4
Miscellaneous, net	0.2	1.2
Provision for income taxes	31.6	32.4
Depreciation and amortization	48.7	47.0

Adjusted EBITDA	$154.9	$184.3

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Three Months Ended
	September 30,
	2012	2011
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Net cash provided by operating activities	$39.6	$16.9

Less capital expenditures	(5.9)	(3.7)
Plus proceeds from the sale of certain assets	0.5	0.1

Free cash flow	$34.2	$13.3

	Nine Months Ended
	September 30,
	2012	2011
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Net cash provided by operating activities	$17.9	$20.2

Less capital expenditures	(14.8)	(9.6)
Plus proceeds from the sale of certain assets	0.6	0.2

Free cash flow	$3.7	$10.8

CONTACT:
Investor Relations & Media:
Revlon, Inc.
Elise Garofalo, 212-527-5264
Senior Vice President, Treasurer and Investor Relations